LAKELAND FINANCIAL CORPORATION
                                  401(k) PLAN

                             FINANCIAL STATEMENTS
                          December 31, 2002 and 2001

                 LAKELAND FINANCIAL CORPORATION 401(k) PLAN

                                Warsaw, Indiana

                             FINANCIAL STATEMENTS
                          December 31, 2002 and 2001









                                   CONTENTS









REPORT OF INDEPENDENT AUDITORS ..........................................    1


FINANCIAL STATEMENTS

     STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS ....................    2

     STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS...........    3

     NOTES TO FINANCIAL STATEMENTS ......................................    4


SUPPLEMENTAL SCHEDULE REPORTED

     SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)......    9

                        REPORT OF INDEPENDENT AUDITORS


Lakeland Financial Corporation
401(k) Plan
Warsaw, Indiana


We have audited the accompanying statements of net assets available for benefits of the Lakeland Financial Corporation 401(k) Plan ("Plan") as of December 31, 2002 and 2001, and the related statement of changes in net assets available for benefits for the year ended December 31, 2002. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2002 and 2001, and the changes in net assets available for benefits for the year ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) is presented for the purpose of additional analysis and is not a required part of the 2002 basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule has been subjected to the auditing procedures applied in the audit of the 2002 basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the 2002 basic financial statements taken as a whole.



                                                  Crowe Chizek and Company LLC
South Bend, Indiana
April 10, 2003

                  LAKELAND FINANCIAL CORPORATION 401(k) PLAN
                STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
                          December 31, 2002 and 2001

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                                                       2002            2001
                                                       ----            ----
ASSETS

     Investments, at fair value (Note 4)          $ 18,033,505    $ 14,248,174

     Receivables
         Employer contribution                         317,597         311,288
         Accrued income                                107,340         100,089
                                                  ------------    ------------
                                                       424,937         411,377
                                                  ------------    ------------

     Cash                                               12,482               -
                                                  ------------    ------------

NET ASSETS AVAILABLE FOR BENEFITS                 $ 18,470,924    $ 14,659,551
                                                  ============    ============


               See accompanying notes to financial statements.

                  LAKELAND FINANCIAL CORPORATION 401(k) PLAN
           STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
                         Year ended December 31, 2002

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Additions to net assets attributed to:
      Investment income
         Net appreciation in fair value of investments (Note 4)   $  3,310,584
         Interest                                                        4,031
         Dividends                                                     457,766
                                                                  ------------
                                                                     3,772,381
      Contributions
         Employer                                                      627,074
         Participants                                                  814,445
                                                                  ------------
                                                                     1,441,519

             Total additions                                         5,213,900

Deductions from net assets attributed to:
      Benefits paid directly to participants or their
        beneficiaries                                                1,399,723
      Administrative expenses                                            2,804
                                                                  ------------
             Total deductions                                        1,402,527

Net increase                                                         3,811,373

Net assets available for benefits
      Beginning of year                                             14,659,551
                                                                  ------------

      End of year                                                 $ 18,470,924
                                                                  ============


               See accompanying notes to financial statements.

                  LAKELAND FINANCIAL CORPORATION 401(k) PLAN
                         NOTES TO FINANCIAL STATEMENTS
                          December 31, 2002 and 2001

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NOTE 1 - DESCRIPTION OF PLAN

The following description of the Lakeland Financial Corporation 401(k) Plan (the "Plan") is provided for general information purposes only. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.

General: The Plan is a defined contribution 401(k) profit sharing plan covering substantially all employees of Lakeland Financial Corporation ("LFC" or "Corporation") and its subsidiary, Lake City Bank. An employee becomes eligible to enter the Plan on January 1, April 1, July 1 and October 1 following attainment of age 21 and completion of one thousand hours of service in a continuous twelve-month period.

The Plan was originally adopted December 13, 1983 and has been amended. Effective October 10, 2000, the Plan was amended and restated. The provisions of the amended and restated Plan state that the employer each year may set the matching percentage as well as any discretionary contributions. The amended and restated Plan also does not permit loans to plan participants. Effective January 1, 2001, the Plan was further amended. The provisions of the amended Plan state the matching contributions shall be allocated to participants who have completed at least one hour of service during the Plan year. The amended Plan also provides for a six-year graded vesting schedule and that employees working at any branch that is sold shall become 100% vested as of the date of the branch sale. Information regarding the changes to the Plan is provided for general information purposes only. Participants should refer to the amended and restated Plan agreement for a more complete description of the Plan's provisions. The Plan provides for retirement, death, disability and termination benefits, and it is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

Investment Funds: The Plan consists of nine funds, or investment options, one of which is invested primarily in employer stock. The "Large-Cap Blend," "Large-Cap Growth," "Mid-Cap Growth" and "Small-Cap Value" funds are invested primarily in common and preferred stock. The "Government Bond Fund" is invested primarily in fixed income obligations of United States Government agencies. The "Money Market Fund" is invested primarily in short-term fixed income investments having maturities of one year or less. The "Balanced Fund" is invested primarily in a balanced portfolio, and the "International Fund" is invested primarily in foreign common stocks.

A participant's salary redirection is invested in any of the funds offered at the participant's discretion. Employer matching contributions are initially invested in employer stock. Participants may redirect the matching contributions at their discretion.


                                 (Continued)

                  LAKELAND FINANCIAL CORPORATION 401(k) PLAN
                         NOTES TO FINANCIAL STATEMENTS
                          December 31, 2002 and 2001

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NOTE 1 - DESCRIPTION OF PLAN (Continued)

Participant Accounts: Each participant's account is credited with the participant's contribution and an allocation of (a) the Corporation's contributions, (b) Plan earnings and (c) forfeitures of non-vested balances of accounts of participants who have left the plan. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's account.

Contributions: The Plan provides that participants may make voluntary pre-tax contributions. Participants may defer from 1% to 12% of their pay. Each year the employer may set a matching percentage, up to 6% of qualifying employee contributions, as well as any discretionary contributions. For 2002, the matching percentage was set at 100% and no discretionary contributions were made.

Retirement, Death and Disability: A participant is entitled to 100% of his or her account balance upon retirement, death or disability.

Vesting: Participants are 100% vested in salary deferral contributions. Effective January 1, 2001, employer contributions vest according to a six-year graded schedule. Prior to January 1, 2001, employer contributions vested according to a seven-year graded schedule.

Payment of Benefits: On termination of service, a participant may elect to receive either a lump sum or a direct rollover equal to the value of his or her vested interest in their account. For distributions of LFC common stock, distributions are made in stock or cash at the participant's option, with the exception of fractional shares which are paid out in cash. Distributions out of the other funds are made in cash.

Loan Provisions: Prior to the restatement of the Plan effective October 10, 2000, participants were able to borrow from their fund accounts a minimum of $1,000 up to a maximum of $50,000 or 50 percent of their account balance, whichever is less. The loans are secured by the balance in the participant's account and bear interest at rates equal to the prime interest rate stated in the Wall Street Journal plus 1% at the date the participant applied for the loan.

                                 (Continued)

                  LAKELAND FINANCIAL CORPORATION 401(k) PLAN
                         NOTES TO FINANCIAL STATEMENTS
                          December 31, 2002 and 2001

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NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The policies and principles which significantly affect the determination of net assets and results of operations are summarized below.

Accounting Method: The accounting practices and principles followed by the Plan and the methods of applying those principles conform to accounting principles generally accepted in the United States of America.

Investment Valuation and Income Recognition: Investments are stated at fair value as determined by quoted market prices, if available. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Net Appreciation (Depreciation) in Fair Value of Investments: In accordance with the policy of stating investments at fair value, net unrealized appreciation (depreciation) for the year along with gains and losses on sales of investments are reflected in the statement of changes in net assets available for benefits as net appreciation (depreciation) in fair value of investments. Unrealized appreciation (depreciation) for investments held as of the end of the current fiscal year is the difference between the current value of those investments and the value of those investments as of the end of the prior fiscal year or the purchase date for investments purchased during the year.

Administrative Expenses:  Trustee expenses have been waived by Lake City Bank.
-----------------------

Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the plan administrator to make estimates and assumptions that affect certain reported amounts and disclosures, and actual results may differ from these estimates.

Concentration of Credit Risk: At December 31, 2002 and 2001, the majority of the Plan's assets were invested in LFC common stock.

Risk and Uncertainties: The Plan provides for various investment options including any combination of mutual funds, stocks, and money market funds. The underlying investment securities are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the statement of net assets available for benefits and participant's individual account balances.

                                 (Continued)

                  LAKELAND FINANCIAL CORPORATION 401(k) PLAN
                         NOTES TO FINANCIAL STATEMENTS
                          December 31, 2002 and 2001

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NOTE 3 - PLAN TERMINATION

Although it has not expressed any intent to do so, the Corporation has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA and its related regulations. In the event of termination, participants will become 100% vested in their accounts.


NOTE 4 - INVESTMENTS

The following presents investments that represent 5 percent or more of the Plan's net assets.

                                                           December 31,
                                                       2002            2001
                                                       ----            ----
     LFC common stock, 631,411 and
       667,261 shares, respectively               $ 14,806,592    $ 11,757,139

The following table presents the net appreciation (depreciation) (including investments bought, sold and held during the year) in fair value for each of the Plan's investment categories for the year ended December 31, 2002.

      Mutual funds                                                $   (516,401)
      LFC common stock                                               3,826,985
                                                                  ------------

                                                                  $  3,310,584
                                                                  ============

All of the Plan's investments are uninsured.


NOTE 5 - PARTY-IN-INTEREST TRANSACTIONS

Parties-in-interest are defined under Department of Labor Regulations as any fiduciary of the Plan, any party rendering service to the Plan, the employer, and certain others.

During 2002, the Plan purchased 62,743 shares of Lakeland Financial Corporation common stock at a cost ranging from $17.55 to $28.59 per share. In 2002, the Plan sold 64,151 shares of Lakeland Financial Corporation common stock at a sales price ranging from $17.35 to $28.20 per share and distributed 34,442 shares of common stock to employees due to termination or retirement.

                                 (Continued)

                  LAKELAND FINANCIAL CORPORATION 401(k) PLAN
                         NOTES TO FINANCIAL STATEMENTS
                          December 31, 2002 and 2001

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NOTE 5 - PARTY-IN-INTEREST TRANSACTIONS (Continued)

At December 31, 2002 and 2001, the Plan held the following party-in-interest investments (at estimated fair value):

        2002:

           Lakeland Financial Corporation common stock
              - 631,411 shares                                    $ 14,806,592
           LCB balanced fund - 78,370 shares                           402,040
           Loans to participants                                         3,970


        2001:

           Lakeland Financial Corporation common stock
              - 667,261 shares                                    $ 11,757,139
           LCB balanced fund - 68,741 shares                           405,808
           Loans to participants                                         4,435


NOTE 6 - TAX STATUS

The Plan is maintained using a prototype plan document sponsored by AMI Benefit Plan Administrators, Inc. The Internal Revenue Service has ruled in a letter dated September 18, 2001, that the prototype plan qualifies under
Section 401 of the Internal Revenue Code (IRC) and is, therefore, not subject to tax under present income tax law. The plan administrator believes that the Plan is being operated in compliance with applicable requirements of the IRC.


NOTE 7 - TERMINATED PARTICIPANTS

Included in net assets available for benefits are amounts allocated to individuals who have withdrawn from the Plan and requested a distribution prior to year end. Amounts allocated to these participants were approximately $36,801 and $593,080 at December 31, 2002 and 2001.

                           SUPPLEMENTAL INFORMATION

                  LAKELAND FINANCIAL CORPORATION 401(k) PLAN
        SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
                               December 31, 2002

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Name of Plan Sponsor:                         Lakeland Financial Corporation
                                            ----------------------------------
Employer Identification Number:                         35-1559596
                                            ----------------------------------
Three-digit Plan Number:                                    004
                                            ----------------------------------


                                                               (c)
                                                    Description of Investment
                          (b)                       Including Maturity Date,                              (e)
             Identity of Issue, Borrower,         Rate of Interest, Collateral,       (d) (1)           Current
   (a)         Lessor, or Similar Party               Par or Maturity Value            Cost              Value
   ---         ------------------------               ---------------------            ----              -----

         Money market account                              269,287 units                            $       269,287

         Mutual funds
              Franklin U.S. government                      68,890 units                                    643,429
              Federated international equity                16,100 units                                    185,316
              AIM constellation fund                        25,493 units                                    423,952
              Enterprise growth fund                        49,163 units                                    670,587
              Enterprise small fund                          9,050 units                                     64,164
              American AMCAP fund                           43,398 units                                    564,168
    *         Lake City balanced fund                       78,370 units                                    402,040
                                                                                                    ---------------
                                                                                                          2,953,656
    *    Lakeland Financial Corporation
           common stock                                    631,411 shares                                14,806,592

    *    Loans to participants                           Interest rate 9.5%                                   3,970
                                                                                                    ---------------

                                                                                                    $    18,033,505
                                                                                                    ===============








*        Denotes party-in-interest

(1) Cost is not presented as all investments are participant directed investments.